EXHIBIT 99.1

FNBH BANCORP, INC.

Date Submitted: March 6, 2009 NASDAQ Symbol: FNHM	Contact: Janice B. Trouba Senior Vice President and Chief Financial Officer (517) 545-2213

FNBH Bancorp, Inc. Announces
Yearend 2008 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced financial results for the year ended December 31, 2008. The Corporation reported a net loss for the twelve months of $13.4 million compared to a 2007 net loss of $6.6 million. For the quarter ended December 31, 2008, a net loss of $7.7 million was reported compared to a net loss of $205,000 for the same period last year.

President and CEO, Ronald Long, stated “Our fourth quarter results reflect a $4.8 million non-cash charge to establish a valuation allowance on deferred tax assets, a $1.3 million other than temporary impairment charge on a $4 million collateralized mortgage obligation and a $4.8 million provision for loan losses. Our remaining deferred tax asset, net of the valuation allowance, is $820,000. While the deferred tax asset valuation was recorded in accordance with current accounting guidance, it is important to note that all of our deferred tax assets remain available to offset future taxable income.”

Long continued, “Our fourth quarter net interest margin remains a strong provider of earnings at 3.93%. Both our loan loss reserve ratio of 4.47% and our net interest margin remain well above peer averages. In addition, we continue to maintain good liquidity with $22 million in cash and cash equivalents and $47 million in investments and certificates of deposit available to meet our liquidity needs. Our 2008 year end risk based capital ratio was at 9.54% and our tier one capital ratio stood at 6.88%. In connection with the various initiatives discussed below, we are committed to enhancing our capital position.”

Long concluded, “We have undertaken several important initiatives to improve our performance, including completion of detailed risk assessments of numerous commercial loans encompassing over 70% of the portfolio balance, implementation during 2008 and 2009 of annual noninterest expense reductions aggregating more than $1.7 million and revenue enhancements that are expected to generate more than $600,000 in additional annual noninterest income. While the expense reductions will be largely offset during 2009 by increased Federal Deposit Insurance Corporation (FDIC) insurance premiums as the FDIC recapitalizes the bank insurance fund, we expect our expense reductions to continue and will seek additional opportunities to further reduce expenses and operate more efficiently. Our commercial portfolio evaluation efforts continue in today’s challenging economic environment and rapidly changing conditions.”

Nonperforming loans increased to $38.7 million at December 31, 2008, from $31.1 million reported at September 30, 2008 and $14.6 million reported at December 31, 2007. Of the $38.7 million in nonperforming loans at December 31, 2008, $12.7 million were paying in accordance with contractual terms. The December 31, 2008 4.47% loan loss reserve percentage compares to 4.50% at September 30, 2008 and 2.96% at December 31, 2007.

Earnings were impacted by lower net interest income as a result of net interest margin compression due to reductions in the prime lending rate, an increase in average nonperforming loans and a decrease in earning assets. The net interest margin for the year ended December 31, 2008 was 4.14% compared to 4.36% for 2007. Average loan balances decreased $38 million in 2008 compared to 2007 and average deposit balances decreased $23 million in 2008. The average rate on earning assets decreased to 6.17% in 2008 from 7.13% in 2007; partially offsetting this variance was a decrease in the average rates paid on deposits to 2.48% in 2008 from 3.52% in 2007.

At December 31, 2008, total assets were $389 million, a decrease of 10.2% from December 31, 2007. Loans decreased to $316 million, a 9.2% decrease from the previous year. Cash and short term investments, certificates of deposit and investment securities decreased $3.7 million, a 5.0% decrease from the prior year. Deposits decreased to $350 million, a 7.9% reduction since December 31, 2007.

First National Bank has been the bank for Livingston County for over 100 years and has nine branches throughout the county. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Stifel, Nicolaus & Co., Inc. at (800) 676-0477, Howe Barnes Hoefer & Arnett, at (800) 800-4693, Monroe Securities Inc., at (800) 766-5560 or Hill, Thompson, Magid & Co., Inc. at (866) 291-6316.